Exhibit 99.2

Selected Financial Information	CMS Energy Corporation

			2006	2005	2004	2003	2002

Operating revenue (in millions)	($	)	6,303	6,018	5,256	5,314	8,433

Earnings from equity method investees (in millions)	($	)	89	125	115	164	92

Income (loss) from continuing operations (in millions)	($	)	(122)	(133)	115	—	(393)

Cumulative effect of change in accounting (in millions)	($	)	—	—	(2)	(24)	18

Net income (loss) (in millions)	($	)	(79)	(84)	121	(43)	(650)

Net income (loss) available to common stockholders (in millions)	($	)	(90)	(94)	110	(44)	(650)

Average common shares outstanding (in thousands)			219,857	211,819	168,553	150,434	139,047

Net income (loss) from continuing operations per average common share
CMS Energy — Basic	($	)	(0.61)	(0.68)	0.61	(0.01)	(2.83)
— Diluted	($	)	(0.61)	(0.68)	0.60	(0.01)	(2.83)

Cumulative effect of change in accounting per average common share
CMS Energy — Basic	($	)	—	—	(0.01)	(0.16)	0.13
— Diluted	($	)	—	—	(0.01)	(0.16)	0.13

Net income (loss) per average common share
CMS Energy — Basic	($	)	(0.41)	(0.44)	0.65	(0.30)	(4.68)
— Diluted	($	)	(0.41)	(0.44)	0.64	(0.30)	(4.68)

Cash provided by (used in) operations (in millions)	($	)	688	599	353	(250)	614

Capital expenditures, excluding acquisitions and capital lease additions (in millions)	($	)	670	593	525	535	747

Total assets (in millions) (a)	($	)	15,371	16,041	15,872	13,838	14,781

Long-term debt, excluding current portion (in millions) (a)	($	)	6,202	6,780	6,417	5,985	5,315

Long-term debt-related parties, excluding current portion (in millions) (b)	($	)	178	178	504	684	—

Non-current portion of capital leases and finance lease obligations (in millions)	($	)	42	308	315	58	116

Total preferred stock (in millions)	($	)	305	305	305	305	44

Total Trust Preferred Securities (in millions) (b)	($	)	—	—	—	—	883

Cash dividends declared per common share	($	)	—	—	—	—	1.09

Market price of common stock at year-end	($	)	16.70	14.51	10.45	8.52	9.44

Book value per common share at year-end	($	)	10.03	10.53	10.62	9.84	7.48

Number of employees at year-end (full-time equivalents)			8,640	8,713	8,660	8,411	10,477

Electric Utility Statistics
Sales (billions of kWh)			38	39	38	38	38
Customers (in thousands)			1,797	1,789	1,772	1,754	1,734
Average sales rate per kWh	(¢	)	8.46	6.73	6.88	6.91	6.88

Gas Utility Statistics
Sales and transportation deliveries (bcf)			309	350	385	380	376
Customers (in thousands) (c)			1,714	1,708	1,691	1,671	1,652
Average sales rate per mcf	($	)	10.44	9.61	8.04	6.72	5.67

(a)	Until their sale in November 2006, we were the primary beneficiary of the MCV Partnership and the FMLP. As a result, we consolidated their assets, liabilities and activities into our consolidated financial statements through the date of sale and for the years ended December 31, 2005 and 2004. These partnerships had third party obligations totaling $482 million at December 31, 2005 and $582 million at December 31, 2004. Property, plant and equipment serving as collateral for these obligations had a carrying value of $224 million at December 31, 2005 and $1.426 billion at December 31, 2004.

(b)	Effective December 31, 2003, Trust Preferred Securities are classified on our consolidated balance sheet as Long-term debt — related parties.

(c)	Excludes off-system transportation customers.

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